December 1, 2009

BMO Partners Fund, L.P.
c/o Beck, Mack & Oliver LLC
360 Madison Avenue, 20th Floor
New York, New York 10017

Forum Funds
Three Canal Plaza
Portland, ME 04101

Re:         Conversion of a Limited Partnership to a Regulated Investment Company

Ladies and Gentleman:

Forum Funds, a Delaware statutory trust (“Trust”), with respect to Beck, Mack & Oliver Partners Fund, a segregated portfolio of assets (“series”) thereof (“Fund”), Beck, Mack & Oliver LLC, a New York limited liability company (“General Partner”), and BMO Partners Fund, L.P., a Delaware limited partnership (“Partnership”), have entered into an Agreement and Plan of Reorganization dated as of November 23, 2009 (“Agreement”), which contemplates the transactions described below (collectively, “Exchange”).  (All capitalized terms not defined herein have the respective meanings ascribed to them in the Agreement.)  The Trust and the Partnership have requested our opinion as to certain federal income tax consequences of the Exchange.

In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement/Prospectus dated November 23, 2009, regarding the Exchange that was furnished in connection with the General Partner’s solicitation of consents by the Limited Partners, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement (which Section 8.06 thereof provides we may treat as representations and warranties made to us) and in separate letters to us from the Trust and the Partnership each dated November 30, 2009 (each, a “Representation”).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of the Effective Time will be, correct without that qualification.  We have also

BMO Partners Fund, L.P.
Forum funds
December 1, 2009

assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the exchange.

FACTS

The Fund has been designed as a successor investment vehicle to the Partnership, with investment strategies and policies substantially similar to the Partnership’s.  The Fund will elect (under section 851(b)(1)1) to be, and will qualify for treatment as, a RIC for its taxable year in which the Exchange occurs.  The Fund has not commenced operations and will not do so until after the Closing, which is scheduled to occur at the Effective Time.  Before the Exchange, there will be no issued and outstanding shares or any other securities issued by the Fund, except a single Share issued to Foreside Fund Services, LLC.

The Exchange will consist of (a) the transfer of substantially all of the Partnership’s assets to the Fund (which is being established solely for the purpose of acquiring those assets and continuing the Partnership’s business) in exchange solely for voting shares of beneficial interest, no par value per share, in the Fund (“Shares”) and the Fund’s assumption of certain of the Partnership’s liabilities (i.e., the Included Liabilities), (b) the distribution of the Shares pro rata to the Participating Partners, and (c) the Partnership’s termination, winding up, liquidation, and dissolution as provided in the Agreement, all on the terms and conditions set forth therein.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Exchange’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion is as follows:

(1) The Exchange will qualify as a transfer of property to a corporation controlled by the transferors immediately after the transfer within the meaning of section 351(a) and will not constitute “a transfer of property to an investment company” within the meaning of section 351(e)(1) and Treas. Reg. § 1.351-1(c)(1);

BMO Partners Fund, L.P.
Forum funds
December 1, 2009

(2) The Partnership will recognize no gain or loss on the transfer of the Assets solely in exchange for the Shares and the Fund’s assumption of the Included Liabilities pursuant to the Exchange (section 351(a));

(3) The Partnership’s aggregate basis in the Shares will equal its aggregate basis in the Assets, reduced by the sum of the Included Liabilities the Fund assumes or to which the Assets are subject (sections 358(a) and (d));

(4) The Partnership’s holding period for the Shares will include its holding period for the Assets, provided that the Assets are held as capital assets at the Effective Time (section 1223(1));

(5) The Fund will recognize no gain or loss on its acquisition of the Assets solely in exchange for the Shares and the Fund’s assumption of the Included Liabilities (section 1032(a));

(6) The Fund’s basis in each Asset will be the same as the Partnership’s basis therein immediately before the Exchange (section 362(a));

(7) The Fund’s holding period for each Asset will include the Partnership’s holding period therefor (section 1223(2));

(8) The Partnership will recognize no gain or loss on the distribution of the Shares to the Participating Partners in liquidation of their Partnership Interests (section 731(b));

(9) A Participating Partner will recognize no gain or loss on the Partnership’s distribution of Shares to it in liquidation of its Partnership Interest, except that gain will be recognized to the extent that any money deemed to be distributed pursuant to section 752 -- for these purposes, a Participating Partner will be deemed to have received a distribution of money equal to its allocable share of any nonrecourse Included Liabilities the Fund assumes -- exceeds the adjusted basis in that Participating Partner’s Partnership Interest immediately before the distribution (section 731(a));

(10) A Participating Partner’s aggregate basis in the Shares it receives in liquidation of its Partnership Interest will be the same as its adjusted basis in that Partnership Interest (section 732(b)); and

(11) A Participating Partner’s holding period for the Shares it receives will include the Partnership’s holding period therefor pursuant to clause (4) above (section 735(b)).

1 “Section” references are to the Internal Revenue Code of 1986, as amended (“Code”), and Treas. Reg. § references are to the final, temporary, and proposed regulations thereunder (“Regulations”).

BMO Partners Fund, L.P.
Forum funds
December 1, 2009

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Exchange set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Exchange or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent the Partnership and the Fund are solvent, and we express no opinion about the tax treatment of the Exchange if either of them is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP

K&L GATES LLP